Exhibit 10.43
BUNGE SUPPLEMENTAL EXCESS CONTRIBUTION PLAN

Effective January 1, 2018

I.    Purpose of Plan

The purpose of this Plan is to provide supplemental retirement benefits for designated employees of Bunge Limited (“Company”) and its subsidiaries (each a “Participating Employer”) who participate in the Bunge Retirement Savings Plan (“Savings Plan”).
II.    Participation in the Plan
(a)    A participant in the Savings Plan who is designated by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) as a participant in this Plan (“Participant”) shall participate in this Plan. Individuals eligible to participate in the Plan and the effective date of their participation shall be set forth in Exhibit A, which shall be updated from time to time as appropriate based on the action of the Compensation Committee. In no event shall an employee of the Company or a Participating Employer who is not entitled to benefits under the Savings Plan be eligible for a benefit under this Plan.
(b)    The Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.
III.    Excess Contributions
(a)    With respect to each calendar year, a Participant in this Plan shall have credited to the Participant’s account maintained under this Plan an amount equal to (1) minus (2) as follows:
(1)    the Participant’s Compensation multiplied by eight percent (8%), less

Effective: January 1, 2018

(2)    the maximum amount of employer contributions available to be credited to such Participant’s accounts for such calendar year under the Savings Plan and the Bunge Excess Contribution Plan or their successor plans. For this purpose, the maximum amount of employer contributions includes:
(1) the maximum matching contribution allowed under such other plans and
(2) the non-matching employer contributions made on the Participant’s behalf under such other plans.
A Participant’s Compensation shall be his or her compensation as defined in the Savings Plan, determined (A) without regard to the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”) and (B) as if the definition of compensation under the Savings Plan included amounts that would otherwise be includable but for the Participant’s election to defer such amounts pursuant to a salary deferral election under a nonqualified deferred compensation plan maintained by the Company or a Participating Employer for the year in which such amounts would have been paid but for the election to defer.
(b)    Such amounts shall be allocated and credited to a Participant’s account as soon as practicable following the end of the calendar year, but in no event later than the March 15th of the calendar year following the calendar year to which the credit relates. Each participant’s account under this Plan shall be credited with earnings and losses in the same manner as if it were invested in accordance with the investment fund option or options applicable to the fixed employer contributions allocated to the Participant’s account under the Savings Plan.
(c)    The value of a Participant’s account under this Plan shall be vested upon the completion of five (5) years of service with Bunge. Years of service shall be determined under

Effective: January 1, 2018

the rules and definitions applicable under the Savings Plan. If a Participant terminates employment before his or her account in the Plan is vested, such unvested amounts shall be forfeited upon his or her termination of employment. Upon a Participant’s termination of employment, the vested portion of his or her account in the Plan, if any, shall be payable in a single lump sum on the date which is six months after the date on which the Participant’s termination of employment occurs and shall be adjusted for earnings and losses, as applicable, during such six-month period in accordance with the provisions of Article III(b); provided, however, that in the event of a Participant’s death prior to the end of the six-month period, payment shall be made to his or her beneficiary in a lump sum on the first day of the month following the month in which the Participant dies. The Company or Participating Employer that employs a Participant on his or her date of termination shall pay the benefits to such Participant.
(d)    The determination of whether a Participant has had a termination of employment shall be determined under the default provisions of Treas. Reg. Section 1.409A-1(h)(1)(ii), except as provided in the last sentence of this section. Therefore, a termination of employment occurs when the Company and the Participant reasonably anticipate that no further services will be performed by him or her or that his or her level of services will permanently decrease to no more than 20 percent of the level of services performed over the immediately preceding 36-month period. A Participant shall be presumed not to have terminated employment if his or her level of bona fide services continue at a level of 50% or more than the average level of services provided by the Participant in the immediately preceding 36-month period. A Participant shall be presumed to have terminated employment if his or her level of bona fide services decrease to a level of 20% or less than the average level of bona fide services provided by the Participant in the immediately preceding 36-month period. Finally, no presumption shall apply to a decrease in

Effective: January 1, 2018

the level of bona fide services performed to a level that is more than 20% and less than 50% of the average level of bona fide services performed during the immediately preceding 36-month period. Instead, a review of the facts and circumstances, as provided in the applicable regulations, shall determine whether a termination of employment has occurred. Notwithstanding the preceding provisions of this section, no termination of employment shall occur while the individual is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which he or she retains a right to reemployment with the Company or a Participating Employer pursuant to law or by contract. A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or a Participating Employer. A participant shall not be deemed to have terminated employment if he or she transfers to an entity with which a Participating Employer would be aggregated under Section 414 of the Code, using an ownership percentage of 20% instead of 80% thereunder.
(e)    Each Participant, by written instrument delivered to the Committee (as defined below), shall have the right to designate, and from time to time change, a beneficiary to receive the value of his or her account under the Plan in the event of the Participant’s death prior to payment thereof under Article III(c). If a Participant fails to designate a beneficiary under this Plan, such Participant’s beneficiary shall be determined in accordance with the default beneficiary provisions of the Savings Plan. Upon the death of a Participant prior to his or her termination of employment, payment shall be made to his or her beneficiary in a lump sum on the first day of the month following the month in which the Participant dies.
(f)    All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the

Effective: January 1, 2018

same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the participant or beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment). To the extent a later date is deemed timely under Treasury Regulations promulgated under Code Section 409A for a payment due to the Participant’s death, payments made by such later date shall be deemed timely under the terms of the Plan.
IV.    Miscellaneous
(a)    This Plan may be amended at any time by the Compensation Committee; provided that, no such amendment may cause a reduction in any Participant’s benefit accrued under the Plan as of the date of termination or amendment. Notwithstanding any provisions to the contrary, the Compensation Committee may amend the Plan at any time to the extent necessary to comply with Code Section 409A and the regulations thereunder.
(b)    This Plan may be terminated at any time by the Compensation Committee. Distributions upon termination of this Plan shall be made consistent with Section 409A of the Code.
(c)    To the maximum extent permitted by law, no right to payment or any other interest of a Participant under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.
(d)    Nothing in this Plan shall be construed as giving any employee the right to continued employment with the Company or a Participating Employer.
(e)    Notwithstanding any other provisions of this Plan, if the Compensation Committee determines in its sole discretion that the employment of a Participant with the Company or a Participating Employer has been terminated because of the Participant’s

Effective: January 1, 2018

commission of any act of fraud or any act of dishonesty, or any criminal act, or that a Participant committed any such act to the detriment of the Company or a Participating Employer whether the Participant’s employment was terminated on that account or not, then any amounts credited to the Participant’s account shall be forfeited and, if already paid, shall be subject to recoupment.
(f)    Benefits payable under this Plan by the Company or a Participating Employer shall not be funded and shall be made only out of the general funds of the Company or such Participating Employer. A Participant’s or beneficiary’s right to receive benefits under this Plan from the Company or a Participating Employer shall be no greater than the right of any unsecured general creditor of the Company or such Participating Employer.
(g)    The Company or Participating Employer shall be entitled to deduct from any amounts being credited under this Plan to a Participant’s account under this Plan or from any other compensation payable by the Company or Participating Employer to such Participant, all applicable federal, state or local taxes required to be withheld with respect to the amounts being credited. Any taxes imposed on any distribution from this Plan shall be the sole responsibility of the Participant or other person entitled to receive same, and the Company or Participating Employer shall be entitled to deduct from any such distribution any federal, state or local taxes required to be withheld with respect to such distribution.
(h)    This Plan shall be administered by the Committee, as defined in the Savings Plan, which shall have all authority, powers and discretion with respect to this Plan as such Committee shall, from time to time, have with respect to the Savings Plan. Such decisions shall be conclusive and binding on all parties and shall not be subject to further review. The Compensation Committee may, at any time, replace the Committee with other persons or with another committee (including itself) or entity as the administrator for the Plan.

Effective: January 1, 2018

(i)    All records and accounts for this Plan shall be maintained by the Committee and shall be conclusive and binding upon a Participating Employer and participants and their beneficiaries under this Plan and shall not be subject to further review.
(j)    Except to the extent preempted or superseded by ERISA, the provisions of this Plan shall be construed, administered and enforced according to the internal and substantive laws (and not according to the conflict of laws provisions) of the State of Missouri.
    (k)    Any claim for benefits shall be handled pursuant to the claims procedure under the Savings Plan.
    (l)    All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.

Effective: January 1, 2018

EXHIBIT A
BUNGE SUPPLEMENTAL EXCESS CONTRIBUTION PLAN

Participant	Effective Date

Effective: January 1, 2018

FIRST AMENDMENT TO THE
BUNGE SUPPLEMENTAL EXCESS CONTRIBUTION PLAN
Original Plan Effective as of January 1, 2018

WHEREAS, Bunge Limited (“Company”) previously adopted the Bunge Supplemental Excess Contribution Plan (“Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company reserved the right to amend the Plan therein; and

WHEREAS, effective January 1, 2020, the Company desires to amend the Plan to clarify the crediting date for contributions thereunder.

NOW, THEREFORE, effective January 1, 2020, the Plan is amended as follows:

1.Subparagraphs (b) under Section III is deleted and replaced with the following:

(b)    Such amounts shall be allocated and credited to a Participant’s account as soon as practicable following the end of the calendar year, but in no event later than the April 15th of the calendar year following the calendar year to which the credit relates.
Each participant’s account under this Plan shall be credited with earnings and losses in the same manner as if it were invested in accordance with the investment fund option or options applicable to the fixed employer contributions allocated to the Participant’s account under the Savings Plan.

2.All other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer as of the date below.

BUNGE LIMITED

By     Deborah Borg
Title Chief HR & Communications Officer
Date July 11 2020